INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors
  and Stockholders
Carver Bancorp, Inc.


We consent to the incorporation by reference in the annual report on Form 10-K of Carver Bancorp, Inc. and subsidiaries of our report dated June 29, 1999, relating to the consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended March 31, 1999, of Carver Bancorp, Inc. and subsidiaries, which report appears in the March 31, 2001 annual report on Form 10-K of Carver Bancorp, Inc. and subsidiaries.



                                        /s/ Mitchell & Titus

New York, New York
June 28, 2001